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EXHIBIT 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") is entered into as of January 28, 2005 by and between George Abi Zeid (the "Executive") and EasyLink Services Corporation ("EasyLink").

         WHEREAS, the Executive and EasyLink are parties to an Employment Agreement dated February 23, 2001, as amended (the "Employment Agreement"), pursuant to which the Executive has been employed as Executive Vice President of EasyLink and President - International Division of EasyLink;

         WHEREAS, the Executive has been serving as a member of EasyLink's Board of Directors and of the board of directors of one or more of EasyLink's direct or indirect subsidiaries;

         WHEREAS, the Executive is a shareholder of EasyLink;

         WHEREAS, the Executive has elected to resign as of the "Effective Date" of this Agreement, as hereinafter defined in Section 26(h), as an officer and employee of EasyLink and each of its direct and indirect subsidiaries for which he serves as an officer or employee and as a member of EasyLink's Board of Directors and the board of directors of each of its direct and indirect subsidiaries for which he serves as a director, and EasyLink has stated that it will accept such resignations as of such date.

         NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the parties agree as follows:

         1. Separation Payment. EasyLink shall pay the Executive $2,200,000 (the "Separation Payment"). EasyLink shall pay the Executive $300,000 of the Separation Payment, less all applicable withholding taxes, on the date on which this Agreement is signed. This payment will be held in Escrow by counsel for Executive until the Effective Date of the Agreement and such counsel will pay such payment to the Executive or EasyLink, as applicable, in accordance with
Section 26(h). Thereafter EasyLink shall pay the remaining portion of the Separation Payment in the amount of $1,900,000 in 72 equal semi-monthly installments on the 1st and 15th day of each month (or, if any such day is not a business day on which the Company's commercial bank is open for business, on the next business day after such day) commencing on the first such date after the Effective Date. The Separation Payment shall be allocated $240,000 as severance and $1,960,000 as consideration for the "stand-still" and other agreements included in Section 9 hereof and for the "non-compete" agreement referenced in
Section 6 hereof and included in section 5 of the Employment Agreement. EasyLink's obligation to make installment payments of the remaining portion of the Separation Payment shall not be affected in any way by the occurrence of the conditions set forth in Section 9(c) which result in the termination of the Executive's obligations under the aforesaid "stand-still" and other agreements and non-compete agreement. All payments to the Executive shall be made by wire transfer in accordance with instructions received from the Executive.

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         2. Additional Payments. On the date this Agreement is signed, EasyLink shall also pay to the law firm of Hodgson Russ LLP the sum of $75,000 as a partial reimbursement of legal fees incurred by the Executive in connection with this Agreement and related matters. Hodgson Russ LLP will hold this payment in escrow until the Effective Date and will apply such payment to such legal fees or return such payment to EasyLink, as applicable, in accordance with Section 26(h).

            All payments pursuant to this Section 2 shall be made by wire transfer in accordance with instructions provided by the Executive.

         3. Health Benefits. The Executive shall be eligible to elect continued health coverage for eighteen months pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), as amended, and the requirements and limitations thereof.

         4. Stock Options. Subject to the terms of the Company's applicable Stock Option Plans (the "Option Plans") and the Stock Option Agreements (the "Option Agreements") governing the stock options granted to the Executive, the Executive's stock options shall continue to vest through the Effective Date. In accordance with the terms and conditions of the Option Agreements, the Executive will have sixty (60) days from the Effective Date to exercise all vested options. Thereafter, any options that have not been exercised will automatically be forfeited.

         5. Restriction on Sale of Stock. The Executive agrees that for a period of two (2) years from the date hereof, he will not directly or indirectly transfer, sell or otherwise dispose of (including by merger, consolidation or otherwise by operation of law with respect to any entity through which the Executive, directly or indirectly, holds any of his shares of EasyLink) any shares of capital stock of EasyLink (i) to Premiere Global Services, Inc. (or any of its affiliates or any person who is to the knowledge of the Executive acting in concert with Premiere Global Services, Inc.) unless holders of more than 50% of EasyLink's shares (other than the Executive's shares) have agreed to sell their shares to such purchaser; it being understood that, if the Executive is selling shares in a transaction other than in an "broker's transaction" (as defined in Rule 144(g) promulgated under the Securities Act of 1933, as amended) over a national securities exchange, he shall obtain a written representation from the buyer that the buyer is not acting on behalf of or in concert with Premiere Global Services, Inc. (or any of its affiliates or any person who is to the knowledge of the buyer acting in concert with Premiere Global Services, Inc.); or (ii) such that total sales exceed one million (1,000,000) shares (which amount shall be adjusted appropriately for any stock split, stock combination, stock dividend or recapitalization having the same effect) in (x) the twelve (12) month period commencing on the Effective Date, and (y) the twelve (12) month period commencing on the first anniversary of the Effective Date, unless holders of more than 50% of EasyLink's shares (other than the Executive's shares) have agreed to sell their shares to a purchaser. In the event Executive sells less than one million (1,000,000) shares (which amount shall be adjusted appropriately for any stock split, stock combination, stock dividend or recapitalization having the same effect) in the twelve month period following the Effective Date, the number of shares the Executive may sell

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during the second 12 month period shall be increased, such that the total volume of shares sold during the entire two year period does not exceed 2 million (2,000,000) shares (which amount shall be adjusted appropriately for any stock split, stock combination, stock dividend or recapitalization having the same effect). In addition, EasyLink agrees that it will, within five (5) business days after the receipt by the Company of a written request of the Executive (which shall be accompanied by a legal opinion of the Executive's counsel to the effect that the Executive is not an affiliate of the Company at the time of such request) made at any time after three months after the Effective Date, send an instruction letter to the Company's stock transfer agent to remove any securities law restrictive legends appearing on the share certificates for Executive's stock. Upon the execution and delivery hereof, all of the certificates evidencing the shares of the Company's capital stock beneficially owned by the Executive (other than one or more certificates evidencing an aggregate of up to 1,000,000 shares) shall also contain a restrictive legend giving notice that such shares are subject to the provisions of this Agreement (the "Contractual Restrictions"). The Contractual Restrictions shall be removed from one or more certificates evidencing up to an additional 1,000,000 shares (which amount shall be adjusted appropriately for any stock split, stock combination, stock dividend or recapitalization having the same effect) on the first anniversary of the Effective Date and shall be removed from all certificates on the second anniversary of the Effective Date; provided, however, that the Contractual Restrictions shall in any event be removed from all certificates evidencing shares of capital stock beneficially owned by the Executive on the date that such restrictions terminate pursuant to Section 9(c) or Section 14(b), as applicable.

         6. Resignation. Effective as of the Effective Date, the Executive hereby resigns from EasyLink's Board of Directors and all other positions that he maintains with EasyLink and any of its direct or indirect subsidiaries as a director, officer, employee, or as a member of any committee. To the knowledge of the Company and the Executive, a complete list of such positions is attached hereto as Schedule 6. The parties agree that, upon said resignation, sections 1, 2, 3 and 4 of the Employment Agreement are hereby terminated, but that sections 5, 6 and 7 and (to the extent relating to said sections 5, 6 and 7) section 8 of the Employment Agreement shall remain in full force and effect in accordance with their respective terms; provided, however, that the "Non-Competition Period" contained in section 5(c) of the Employment Agreement is hereby amended to mean two years from the Effective Date, subject to earlier termination as provided in Section 14(b).

         7. Release of All Claims by the Executive. Subject to the last sentence of this Section 7, in consideration of the Separation Payment, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for himself, his family, heirs, administrators, representatives, attorneys, executors, successors and assigns, releases and gives up any and all charges, complaints, claims, liabilities, obligations, promises, agreements, covenants, contracts, controversies, damages, judgments, remedies, actions, causes of action, suits, rights, demands, sums of money, accounts, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity (collectively, the "Claims") which he has, now has, may have or hereafter may have against EasyLink or its respective past or present owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, directors, officers, administrators, fiduciaries,

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trustees, employees, attorneys and agents, and all of their predecessors, successors and assigns (collectively, the "Releasees") from the beginning of the world until the date of the execution of this Agreement. This release includes, but is not limited to, any Claims, whether direct or derivative, and whether in his capacity as a director, officer, employee, shareholder, individual or otherwise, related to (i) the Executive's ownership of EasyLink securities, (ii) the Employment Agreement; (iii) the Executive's employment or the termination thereof; (iv) based on contract whether express or implied, written or oral, or
(v) arising under federal, state or local law, including, without limitation, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the National Labor Relations Act, Title VII of the 1964 Civil Rights Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New Jersey Law Against Discrimination, New Jersey's Conscientious Employee Protection Act, New Jersey's Family Leave Act, the Rehabilitation Act of 1973, including Section 504 thereof, the Americans with Disabilities Act, the Civil Rights Act of 1866 (42 U.S.C. ss. 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standards Act and the Executives Retirement Income Security Act of 1974, all as amended. This release specifically includes, but is not limited to, any Claims related to the right to the payment of wages, severance benefits, bonuses, vacation, pension benefits or compensation or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, religion, creed, sex, sexual orientation, national origin, ancestry, nationality, age, mental or physical disability, alienage or citizenship status, marital status, genetic predisposition or carrier status, or any other basis prohibited by law. Executive represents and warrants that he is not presently aware of any claim by him against EasyLink, or against any of the Releasees, including any claims under the Continuing Agreements, except claims under the Continuing Agreements disclosed in writing (including by email) to the Company or its counsel on or before the execution and delivery hereof. Notwithstanding anything to the contrary contained herein, nothing contained herein shall constitute a release or waiver of EasyLink's obligations (i) hereunder, (ii) under the Option Plans and Option Agreements governing the Executive's vested and outstanding stock options, (iii) under the Agreement And Plan Of Merger dated as of January 31, 2001, by and among EasyLink, Swift Telecommunications, Inc., ML Acquisition Corp. and the Executive, as amended (the "Merger Agreement"), (iv) under the Reaffirmation Agreement dated July 23, 2004, by and among EasyLink, the Executive and Swift Telecommunications Inc. (the "Reaffirmation Agreement"), (v) under any statutory or common law duty of indemnification to the Executive, or any agreement providing for the indemnification of the Executive as a director or officer of EasyLink or its direct or indirect subsidiaries, whether such agreement is found in EasyLink's Amended and Restated Certificate of Incorporation, EasyLink's bylaws, or an agreement between the Executive and EasyLink concerning such indemnification,
(vi) sections 5 (as modified hereby), 6 and 7 and (to the extent relating to said sections 5, 6 and 7) section 8 of the Employment Agreement, (vii) under the Warrant to purchase 2,682,964 shares of Class A common stock issued November 27, 2001 and (viii) in respect of Mr. Abi Zeid's commitments referenced in the letters dated March 29, 2004 among the Company, Mr. Abi Zeid and a former employee and December 12, 200[1] between EasyLink and a former employee, which obligations described in clauses (i) through (viii) above shall

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remain in full force and effect in accordance with their respective terms, as the same may be expressly modified hereby (the "Continuing Agreements").

         8. Release of All Claims By EasyLink. Subject to the last sentence of this Section 8, in consideration for the release above, and for other good and valuable consideration, receipt of which is hereby acknowledged, EasyLink releases and gives up any and all Claims which it has, now has, may have or hereafter may have against the Executive from the beginning of the world until the date of the execution of this Agreement. Notwithstanding anything to the contrary contained herein, nothing contained herein shall constitute a release or waiver of the Executive's obligations under the Continuing Agreements. EasyLink represents and warrants that it is not presently aware of any claim by EasyLink against Executive, including any claims under the Continuing Agreements, except claims under the Continuing Agreements disclosed in writing (including by email) to the Executive or his counsel on or before the execution and delivery hereof.

         9. Prohibited Conduct. a. For a period of two (2) years, commencing on the Effective Date, the Executive shall not directly or indirectly, without the prior written consent of EasyLink:

                  i. solicit (as such term is used in the proxy rules of the Securities and Exchange Commission) proxies or consents, or participate in any manner in the solicitation of proxies or consents, from EasyLink's stockholders to elect persons to the Board, to approve shareholder proposals, or in opposition to a proposal recommended by the Board,

                  ii. make any written or oral statement intended for public dissemination critical of EasyLink, its directors, officers or management or requesting changes in the officers, directors or management of EasyLink,

                  iii. issue any press release, other than the press release attached hereto, or similar publicity concerning EasyLink, its directors, officers or management,

                  iv. make or be the proponent of any shareholder proposal, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise,

                  v. except, in any case, by way of stock dividends, stock splits, recapitalizations, or other distributions or offerings made available to holders of EasyLink common stock generally, or by the exercise of options or warrants, offer or propose to acquire, or agree to acquire, beneficial ownership of any additional shares of EasyLink common stock in excess of 1% of EasyLink's outstanding shares in (i) the twelve (12) months following the Effective Date, and (ii) the twelve (12) months following the first anniversary of the Effective Date; in each case; the term "beneficial ownership" shall have the meaning ascribed thereto under Section 13(d) of the Exchange Act,

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                  vi. make any written or oral announcement intended for public dissemination with respect to any proposal or offer involving, or propose to enter into, or assist or encourage any other person with respect to, directly or indirectly, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving EasyLink,

                  vii. form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to EasyLink common stock,

                  viii. deposit any EasyLink common stock in any voting trust or subject any EasyLink common stock to any arrangement or agreement with respect to the voting of any EasyLink common stock (except pursuant to this Agreement),

                  ix. execute any written consent as a shareholder with respect to EasyLink or its common stock except as specifically permitted herein;

                  x. otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the stockholders, management, the Board or policies of EasyLink, or make or seek to make changes in the officers, directors, or management of EasyLink, other than through non-public communications with the directors of EasyLink,

                  xi. seek, alone or in concert with others, (A) to call a meeting of shareholders, (B) representation on the Board or its subsidiaries or (C) the removal of any member of the Board,

                  xii. grant a proxy to any one or any group, alone or in concert with others, or execute any written consent, except to proxy holders designated by the Board of Directors of the Company to vote on any matter in accordance with Section 9(b) below,

                  xiii. make any written or oral proposal intended for public dissemination regarding any prohibited conduct set forth in this Agreement,

                  xiv. make any publicly disseminated request to amend, waive or terminate any provision of this Agreement, or

                  xv. act alone or in concert with, or assist others, including providing funds, services or facilities to aid, anyone to take any of the prohibited actions specified in this Section 9.

                  b. For a period of two (2) years, commencing on the Effective Date, at all meetings of stockholders of EasyLink, the Executive agrees that he will vote, or grant a proxy to any one or more persons designated by the Company to vote, all of the shares of EasyLink common stock beneficially owned by him proportionately in accordance with the votes cast as votes for, as votes against or as votes withheld, or as abstentions, as the case may be, by all holders (other than the Executive) of voting capital stock who so cast votes or submit written

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abstentions, on all matters submitted to the stockholders of the Company. The
Executive hereby constitutes and appoints the Company and each of its officers, each with full power to act alone and with full power of substitution, as the proxy and attorney in fact of the Executive with respect to all matters submitted to the stockholders of the Company and hereby authorizes each of them to represent and vote (if, and only if, the Executive attempts to vote, whether by proxy, in person, or by consent, in a manner inconsistent with the terms of this Agreement, or the Executive attempts to fail to vote) all of the shares of the Company's capital stock beneficially owned by the Executive pursuant to and in accordance with the terms of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties hereto, and as such is coupled with an interest and shall be irrevocable unless and until the earlier of (i) the expiration of the obligations contained in this Section 9(b) two years after the Effective Date and (ii) the date on which such obligations shall be no longer in effect pursuant to Section 9(c) or 14(b) below. The Executive hereby revokes any and all previous proxies granted with respect to any of the shares of the Company's capital stock beneficially owned by the Executive and shall not hereafter, unless and until the covenants contained in this Section 9 are no longer in effect, purport to grant any other proxy or power of attorney with respect to any of such shares, deposit any of such shares into a voting trust or enter into any agreement, arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give any instructions with respect to the voting of any of such shares, in each case, in a manner inconsistent with this Agreement.

                  c. The obligations imposed on Executive by Section 9(a) and
(b) shall be no longer in effect if:

                  i. after eighteen (18) months following the Effective Date, the price of EasyLink common stock shall have a closing price of less than $1.75 per share (which price shall be adjusted appropriately for any stock split, stock combination, stock dividend or recapitalization having the same effect) for any ten consecutive days on which there has been trading in the security on the Nasdaq Stock Market, on any other national securities exchange on which the shares are then listed or, if the shares are not listed on the Nasdaq Stock Market or on a national securities exchange, in the over the counter market;

                  ii. at any time after the Effective Date, the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company)(a "change in control"); as used herein, "Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company who (A) was a member of such Board of Directors on the Effective Date or (B) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (including Continuing Directors who are such by reason of this clause (B)); or

                  iii. the shares of EasyLink common stock owned by the Executive represent less than 5% of the then total outstanding shares of EasyLink common stock.

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         10. No Claims Filed. In further consideration of the Separation
Payment, the Executive represents that he has no pending Claims against EasyLink or any of the other Releasees with any government or administrative agency, arbitral tribunal, administrative tribunal, self-regulatory body, or any court. The Executive further covenants and agrees that for a period of two years from the Effective Date, he will not, directly or indirectly, commence or prosecute, or assist in the filing, commencement or prosecution of, with any court, arbitral tribunal, self-regulatory body or local or state government or administrative agency, any Claim against EasyLink or any of the other Releasees (other than an action for enforcement of the terms of the Continuing Agreements).

         11. No Rehire. The Executive agrees that he will not accept, apply for or otherwise seek employment with EasyLink or any of its related entities or affiliates for a period of two years commencing with the Effective Date, unless there is a change of control as defined in Section 9(c).

         12. Cooperation. The Executive agrees that for a period of one (1) year from the Effective Date he will reasonably cooperate with EasyLink as requested by EasyLink in writing and subject to Executive's reasonable availability on all matters that were within his scope of employment.

         13. Non-Disparagement. The parties agree that they will issue a press release in mutually agreeable form. The parties agree that unless otherwise required by applicable law, regulation or stock market rule, in the response to any inquiry concerning the Executive's resignation from EasyLink they will make no further comments other than those contained in the press release or in the related Form 8-K to be filed by EasyLink. In addition, unless otherwise required by applicable law, regulation or stock market rule, the Executive agrees that he will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of EasyLink or any of the other Releasees and, unless otherwise required by applicable law, regulation or stock market rule, EasyLink agrees that it will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Executive.

         14. Breach. a. The parties promise to abide by the terms and conditions set forth in this Agreement and understand that if they do not, the party who proves breach shall be entitled to reasonable attorneys' fees and any other damages incurred due to such breach, except where either party challenges the validity of this Agreement.

         b. In addition to the foregoing, in the event EasyLink shall fail to make a payment when due, the unpaid payment shall bear interest at the rate of 8% per annum from the due date of such payment until paid. In the event a payment of any installment of the Separation Payment shall not be made in full, including all interest, within fifteen (15) days after actual receipt by the Company of written notice of the failure to make such payment on the applicable due date for such payment, or if EasyLink shall fail to pay within two business days after the applicable due date a total of any three (3) installments of the Separation Payment, then

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                  i. the Executive shall be immediately relieved of any
         obligations imposed by the provisions set forth in Sections 5, 6 (but only to the extent relating to section 5(c) of the Employment Agreement), 9, 10, 11, 12 and 13 hereof and these sections of the Agreement shall no longer apply to the Executive; and

                  ii. the Executive may declare by written notice to the Company that all of the remaining installment payments of the Separation Payment shall become immediately due and payable, with interest at the rate of 8% per annum on that amount commencing on such date of declaration, and on any overdue amounts accruing, until paid.

         15. Indemnity. The Executive agrees to indemnify and hold harmless the Company and its officers, directors and employees and its direct and indirect subsidiaries (collectively, the "Indemnitees") from and against all losses, costs and expenses (including but not limited to taxes, attorneys' fees and expenses, interest, penalties and fines) incurred as a result of, in connection with or arising out of any claim by any governmental taxing authority arising out of or relating to the failure or alleged failure to pay any withholding or other tax, governmental assessment or other governmental charge, or to accurately make any tax or other filing or report, related to the Separation Payment (other than the portion thereof payable upon the Effective Date). In the event of the occurrence of an event pursuant to which an Indemnitee shall seek indemnification pursuant to this Section 15, the Company or the Indemnitee shall provide the Executive with a written notice (a "Claim Notice"). The Company's or the Indemnitee's failure to give a timely Claims Notice in connection with any claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Executive. The Executive shall have the right to elect to join in, and in such event to conduct and control, through counsel of its choosing reasonably acceptable to the Company (it being understood that Hodgson Russ LLP shall be deemed acceptable to the Company), the defense, settlement, adjustment or compromise of any claim as to which indemnification will be sought by the Indemnitee from the Executive. The expense of any such defense, settlement, adjustment or compromise, including such counsel, shall be borne by the Executive. Unless the Executive elects to assume such defense, settlement, adjustment or compromise, the Indemnitee shall have the right to settle any such claim; provided, however, that the Indemnitee may not effect the settlement, adjustment or compromise of any such claim without the written consent of the Executive, which consent shall not be unreasonably withheld.

         16. Severability. The illegality, unenforceability or overbreadth of any provision of this Agreement shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof. The parties specifically consent to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County to resolve any claims by either party pursuant to this Agreement.

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         18. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements among the parties with respect to the subject matter hereof, except with respect to any surviving provisions of the Continuing Agreements as set forth herein each of which the Executive and EasyLink specifically acknowledge and agree remain in full force and effect. This Agreement may not be modified except in a writing signed by all parties hereto.

         19. Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

         20. Non-Reliance. The parties acknowledge that they have been represented by counsel in the negotiation and execution of this Agreement. They represent that in entering into this Agreement, they are not relying and have not relied upon any representation or statement not set forth expressly herein with regard to the subject matter, the basis for or the effect of this Agreement or otherwise.

         21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         22. Warranty. The Executive expressly represents and warrants that he has full legal capacity to enter into this Agreement, that he has carefully read and fully understands that this Agreement is a general release of all claims, that he has had a full opportunity to review and has reviewed this Agreement with his attorney.

         23. Notices. All communications provided for in this Agreement, or made pursuant to this Agreement, shall be in writing and shall be deemed to have been duly given when either (i) mailed, postage prepaid, by certified mail, return receipt requested, (ii) delivered by a nationally recognized overnight delivery service, or (iii) hand delivered to the recipient personally at the respective addresses specified below or at such other address as either party may designate by notice to the other as provided in this Section 22:

                           If to EasyLink:

                           EasyLink Services Corp.
                           33 Knightsbridge Road
                           Piscataway, NJ  08854
                           Attention:  Chief Executive Officer

                           with a copy to:

                           EasyLink Services Corp.
                           33 Knightsbridge Road
                           Piscataway, NJ  08854
                           Attention:  Legal Department

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                           If to Executive:

                           Mr. George Abi Zeid
                           320 Frost Pond Road
                           Old Brookville, NY  11545

                           with a copy to:

                           Hodgson Russ LLP
                           152 West 57th Street
                           New York, NY  10019
                           Attention:  Bruce S. Coleman, Esq.

                  In the case of mailing, other than in the case of a notice under Section 14(b), the fifth day after mailing of the communication shall be deemed the effective date of receipt of same; in all other cases, the date of receipt of the communication shall be the actual date of receipt.

         24. Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

         25. No Admission of Liability. This Agreement shall not constitute or imply any admission of liability or wrongdoing by the Executive or EasyLink or any of the other Releasees (as defined in Section 7 of this Agreement).

         26. Acknowledgments. The Executive acknowledges that:

                  a.       he has carefully read and understands this Agreement;

                  b. he has been given twenty one (21) days to consider his rights and obligations under this Agreement and to consult with an attorney;

                  c. EasyLink advised the Executive to consult with an attorney and/or any other advisors of his choice before signing this Agreement;

                  d. he understands that this Agreement is legally binding and by signing it he gives up certain rights;

                  e. he has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

                  f. he knowingly and voluntarily gives the releases contained herein in exchange for the benefits the Executive has obtained by signing, and that

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

                           these benefits are in addition to any benefit the Executive would have otherwise received if he did not sign this Agreement;

                  g. the General Release in this Agreement includes a waiver of all rights and claims the Executive may have under the Age Discrimination In Employment Act of 1967 (29 U.S.C. ss.621 et seq.);

                  h. he has seven (7) days after he signs this Agreement to revoke it; the Agreement will not become effective or enforceable until the Executive has received all payments due upon execution of the Agreement, which payments shall be held by Executive's counsel in escrow pending the Effective Date and EasyLink receives a copy of this Agreement signed by the Executive and the seven (7) day revocation period has expired; which date shall be deemed the "Effective Date" of this Agreement; in the event Executive revokes this Agreement, the initial payment to Executive, and all other payments made by EasyLink in connection with this Agreement, shall be repaid immediately from Escrow, and the Agreement shall thereafter be deemed null and void; and

                  i. this Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                          EASYLINK SERVICES CORPORATION


                          By: s/Thomas Murawski
                              -----------------
                          Thomas Murawski
                          Chief Executive Officer


                          s/George Abi Zeid
                          -----------------
                          George Abi Zeid


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